EXHIBIT 23.5

November 21, 2016

JX Holdings, Inc.

1-1-2 Otemachi,

Chiyoda-ku, Tokyo 100-8163

Japan

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of and information derived from our three third-party letter reports dated July 15, 2016 (our Reports), as set forth under the headings “Business of JX Holdings–JX Holdings’ Business–Oil and Natural Gas E&P,” “Experts,” “Item 21. Exhibits and Financial Statement Schedules,” and as Exhibits 15.1, 15.2, and 15.3 in the Registration Statement on Form F-4 of JX Holdings, Inc. (the Registration Statement). Our Reports contain our opinions regarding our estimates, as of March 31, 2014, March 31, 2015, and March 31, 2016, of the proved oil, condensate, sales gas, and oil equivalent reserves of certain selected properties owned by JX Holdings, Inc. located in Australia, Canada, Indonesia, Japan, Malaysia, Myanmar, Papua New Guinea, Qatar, United Arab Emirates, United Kingdom, United States of America, and Vietnam, provided, however, that we are necessarily unable to verify the accuracy of the reserves estimates contained in the Registration Statement because our estimates of reserves have been combined with estimates of reserves prepared by others. Certain properties in our Reports are grouped geographically as follows: Southeast Asia includes Indonesia, Malaysia, Myanmar, and Vietnam, Oceania includes Australia and Papua New Guinea, and Other International includes Qatar, United Arab Emirates, and Japan.

We confirm that we have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from our Reports or that are within our knowledge as a result of the services performed by us in connection with the preparation of our Reports.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716